Exhibit 99.1

Terns Pharmaceuticals Appoints Kerry Russell as Chief Medical Officer

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Dr. Russell to report to Dr. Erin Quirk, President and Head of Research & Development

FOSTER CITY, Calif., June 1, 2022 (GLOBE NEWSWIRE) -- Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates to address serious diseases such as non-alcoholic steatohepatitis (NASH), obesity and cancer, today announced the appointment of Kerry Russell, M.D., Ph.D., as chief medical officer. Dr. Russell will report to Erin Quirk, M.D., who remains president and head of research and development.

“We are thrilled to welcome Kerry to the Terns team; her deep experience broadens our expertise and brings important insights as we progress our pipeline across multiple therapeutic areas,” said Dr. Quirk. “There are exciting times ahead at Terns, with key clinical trial data readouts expected for three of our programs, TERN-501, TERN-601 and TERN-701, across three indications over the next few years. I look forward to working closely with Kerry in advancing these multiple programs.”

Prior to joining Terns, Dr. Russell was vice president of late clinical development at Dicerna Pharmaceuticals, Inc. (acquired by Novo Nordisk A/S in December 2021), where she led the development of siRNA therapeutics for rare diseases from June 2020 until May 2022. Before that, she served as vice president of clinical development at resTORbio, Inc. She previously served as senior director of translational cardiovascular and metabolic medicine at Novartis Institute of Biomedical Research and was an NIH-funded associate professor at Yale University School of Medicine for more than 13 years. Dr. Russell received her Ph.D. in molecular oncology from The University of Texas MD Anderson Cancer Center and her M.D. from the University of Texas Health Science Center at Houston. She completed her internship and residency in internal medicine at Yale New Haven Hospital and both her fellowship in cardiovascular medicine and postdoctoral fellowship in vascular biology at Yale University School of Medicine. She received her B.S. in biochemistry and biology from Rice University.

“Terns is at an important stage of growth,” said Dr. Russell. “With the company’s renewed focus on dedicating resources to advance its most promising pipeline candidates and its multi-faceted, clinically validated approach to address NASH and other serious diseases like obesity and chronic myeloid leukemia, I believe Terns is making significant progress in its efforts to bring much needed, transformative medicines to patients. I look forward to working with the rest of the Terns team to reach this goal.”

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates to address serious diseases such as NASH, obesity and cancer. Terns’ pipeline includes four clinical stage development programs including a THR- β agonist, an FXR agonist, an allosteric BCR-ABL inhibitor, a VAP-1 inhibitor, and a preclinical small-molecule GLP-1 receptor agonist program. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s expectations of timing and potential results of the Company’s clinical trials and other development activities, such as the Phase 2a combination trial of TERN-501 and TERN-101, the Phase 1 clinical program for TERN-601, and the Phase 1 clinical trial for TERN-701; the potential indications to be targeted by the Company with its single-agent and combination therapy candidates; the therapeutic potential of the Company’s single-agent and combination therapy candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities; the Company’s expectations regarding the profile of its product candidates, including tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans for and ability to continue to execute on its current clinical strategy; and the Company’s expectations with regard to its cash runway. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s clinical trials for its product candidates, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com